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                                                                      Exhibit 11

                       W. R. GRACE & CO. AND SUBSIDIARIES
  WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATIONS
                                   (Unaudited)


The weighted average number of shares of Common Stock outstanding were as follows (in thousands):

                                                       3 Mos. Ended                  9 Mos. Ended
                                                  9/30/95    -    9/30/94       9/30/95   -   9/30/94
                                                  -----------------------       ---------------------

Weighted average number of shares of Common
Stock outstanding. . . . . . . . . . . . . . .        96,708      93,995          95,330      93,893

Additional dilutive effect of outstanding options
(as determined by the application of the treasury
stock method). . . . . . . . . . . . . . . . .         2,392         660           2,392         756
                                                      ------      -------         ------       ------

Weighted average number of shares of Common
Stock outstanding assuming full dilution . . .        99,100      94,655          97,722      94,649
                                                      ------      ------          ------      ------
                                                      ------      ------          ------      ------



Income/(loss) used in the computation of earnings per share were as follows (dollars in millions, except per share):


                                                          3 Mos. Ended               9 Mos. Ended
                                                     9/30/95    -   9/30/94      9/30/95   -   9/30/94
                                                     ----------------------      ---------------------
Net income/(loss). . . . . . . . . . . . . . .         $21.7       $76.0          $147.9      $(20.1)

Dividends paid on preferred stocks . . . . . .           (.1)        (.2)            (.4)        (.4)
                                                       -----       -----          ------      ------

Income/(loss) used in per share computation of
   earnings and in per share computation of
   earnings assuming full dilution . . . . . .         $21.6       $75.8          $147.5      $(20.5)
                                                       -----       -----          ------      ------
                                                       -----       -----          ------      ------

Earnings/(loss) per share. . . . . . . . . . .         $ .22        $.81           $1.55      $ (.22)

Earnings/(loss) per share assuming full dilution       $ .22        $.80           $1.51      $ (.22)
